Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THERAVANCE, INC.

Theravance, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is Theravance, Inc.

SECOND:  The Board of Directors of the Corporation adopted resolutions setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of said Corporation entitled to vote thereof for their approval.  The resolutions setting forth said amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by replacing the second sentence of Article IV Section C.1 thereof so that such sentence shall be and read as follows:

“In the case of dividends or other distributions payable in stock of the corporation including, distributions pursuant to stock splits or divisions of the stock of the corporation which occur after the initial issuance of Class A Common Stock but prior to the Call/Put Termination Date, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock, and on or following the Call/Put Termination Date, only shares of Common Stock shall be paid or distributed with respect to Common Stock and Class A Common Stock.”

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by replacing the last sentence of Article IV Section C.6(a)(i) thereof so that such sentence shall be and read as follows:

“The Company will issue to GSK (or to its designated Affiliate), on the Call Date as specified in the Call Notification, an equal number of duly authorized and validly issued shares of Class A Common Stock and  Common Stock, such that the aggregate number of shares issued is equal to the number of shares of Common Stock acquired thereby by the

Company upon cancellation of the Common Stock subject to the Call (provided that if the aggregate number of shares to be issued is an odd number, then one more share of Class A Common Stock shall be issued than of Common Stock).”

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by replacing the last sentence of Article IV Section C.6(a)(ii) thereof so that such sentence shall be and read as follows:

“The corporation will issue to GSK (or to its designated Affiliate), on the date of cancellation of the Common Stock redeemed by the Company pursuant to the Put (which date shall be no later than five Business Days following the end of the Put Period), an equal number of duly authorized and validly issued shares of Class A Common Stock and Common Stock, such that the aggregate number of shares issued is equal to the number of shares of Common Stock acquired thereby by the Company (provided that if the aggregate number of shares to be issued is an odd number, then one more share of Class A Common Stock shall be issued than of Common Stock).”

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (a) by obtaining a majority vote in favor of said amendment by the holders of Common Stock and Class A Stock, voting together as a single class and (b) by obtaining a majority vote in favor of said amendment by the holders of Class A Common Stock, voting as a separate class, each in the manner set forth in Section 222 of the General Corporation Law.

*              *              *

IN WITNESS WHEREOF, Theravance, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 25th day of April, 2007.

/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer